Exhibit 15.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-229285) on Form S-8 and registration statement (No. 333-233691) on Form F-3 of Opera Limited of our report dated June 28, 2021, with respect to the consolidated financial statements of NanoCred Cayman Co. Ltd. and its subsidiaries, which report appears in the Form 20-F/A of Opera Limited dated June 28, 2021.

/s/ KPMG Huazhen LLP

Beijing, China

June 28, 2021